Wachovia Securities
8739 Research Drive, URP4
Charlotte, NC 28288

                                                                WACHOVIA SECURITIES

1123 SERVICER’S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of March 1, 2006, by and among Merrill Lynch Mortgage Investors, INC., as Depositor, Wachovia Bank, National Association, as Master Servicer, Midland Loan Services, INC., as Special Servicer, and LaSalle Bank National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2006-1 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1.
A review of the activities of the Master Servicer, during the period from March 1, 2006 to December 31, 2006, and of its performance under the Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the period March 1, 2006, through December 31, 2006;

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2007.

/s/ Timothy S. Ryan                /s/ Marilyn Addison
Timothy S. Ryan, Managing Director         Marilyn Addison, Director
Wachovia Bank National Association       Wachovia Bank National Association